                                                                       Exhibit 1

                                                                  Conformed Copy

                                 ALLAN P. KIRBY
                               14 EAST MAIN STREET
                                   P.O. BOX 90
                               MENDHAM, N.J. 07945

                                                                  August 1, 1999

Fidelity National Financial, Inc.
17911 Von Karman Avenue, Suite 300
Irvine, California 92614

Gentlemen:

   Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 1, 1999, by and between Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), and Chicago Title Corporation, a Delaware corporation (the "Company").

   As an inducement to Fidelity to enter into the Merger Agreement, the undersigned stockholder of the Company hereby agrees, for a period ending upon the earlier of the consummation of the transactions contemplated by the Merger Agreement or the termination of the Merger Agreement, to vote all shares of common stock, par value $1.00 per share, of the Company over which he exercises voting power in a non-fiduciary capacity at the meeting of the stockholders of the Company called by the Company for the purpose of seeking approval and adoption of the Merger Agreement and the transactions contemplated thereby, in favor of such approval and adoption, with the exception of those shares for which I hold a power of attorney which by mutual agreement are voted by the beneficial owner.

   This letter agreement shall terminate, and be of no further force and effect, in the event that the Merger Agreement is amended so that the terms thereof, in the undersigned's reasonable judgment, are less favorable to the stockholders of the Company.

                                   Very truly yours,

                                   /s/ Allan P. Kirby, Jr.

                                   Allan P. Kirby, Jr.